Exhibit 10.1

Transfer of Ownership of OPN Holdings, LLC Joint Venture

This Agreement (the “Agreement”) is made as of the 4th day of April 2012 (the “Effective Date”) by and between Michael S. Weiss (with respect to Article V.1. only), Opus Point Partners, LLC, the Opus group of funds listed in Exhibit A (with respect to Article V.2. only) and National Holdings Corporation (collectively, the “Parties”).

NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein, the Parties agree as follows:

I.	JV Interest Transfer:

Upon the Closing (as defined herein below), National Holdings Corporation (“NHLD”) hereby transfers  its 50% interest in OPN Holdings, LLC (the “JV”) to Opus Point Partners, LLC or its designees (“OPP”).

II.	Transfer of Assets:

NHLD will repay the $550,000 obligation due and owing to the JV by NHLD simultaneously with the closing of the $4 million convertible debt funded as part Fagenson transaction (the “Closing”).  In addition, accrued amounts for the OPN Investment banking pool shall be transferred to the JV at the Closing.

III.	Veto:

Until the earlier of (this time period referred to as the “Veto Period”): (i) Opus owning less than 20% of their original equity position in NHLD; (ii) 2 years; (iii) Opus giving written notice of termination of the Veto Period  or (iv) NHLD’s common stock achieving a per share price of $1.50 or more based on the NBBO for the prior 20 business days with average trading volume in excess 100,000 shares per day, OPP shall be the exclusive provider of biotech/life sciences, specialty pharm and medical device (individually and collectively referred to as “Life Sciences”) investment banking services for the National retail distribution channel with OPP having the right to veto any private or public financing for a Life Sciences issuer contemplated by NHLD or its majority owned broker-dealer affiliates to be distributed through its retail distribution channel (the “Veto”) other than:

1.
Offerings pursuant to which NHLD/its affiliated broker-dealers participate in a syndicated offering of common stock only (not structured institutional deals that are unit deals or deals with warrants) provided  such issuers have pre-financing market capitalizations of $250 million or more  For the sake of clarity, any role other than participating as a Syndicate member will be subject to such Veto; or

2.	Offerings in which the issuer’s sole or main business is in healthcare services.

IV.	Hedge Fund:

1.	Within 30 days of the date hereof, NSC will finalize its approval of the current OPP affiliated hedge funds (listed on Exhibit A) for sale through its retail distribution network.

2.	NSC shall allocate no less than 80% payout of the total fees paid by OPP to NSC to the Registered Representatives.

V.	Dissolution of JV, Ancillary JV Agreements and Waiver of Rights/Final Accounting:

1.
Upon the Closing and transfer of assets pursuant to II above, Michael S. Weiss agrees to resign from the Board of NHLD.  In addition, all rights and obligations described in the Stock Purchase Agreement dated September 29, 2010, related specifically to board representation or observation, the Executive Management Committee  and to the Joint Venture shall be terminated or otherwise become null and void.  All other provisions of the SPA shall remain in full force and effect.

2.
Upon the Closing and the transfer of assets pursuant to II above, the OPN Joint Venture Limited Liability Operation Agreement dated January 14, 2011, and the Interim Funding and Services Agreement dated January 14, 2011 (other than those described herein) between NHLD, NSC, OPP, Michael Weiss, Lindsay Rosenwald and their affiliated entities shall terminate or otherwise become null and void.

3.
Final Accounting and Payment: Within 45 days of the end of the month in which the closing occurs, NSC shall do and communicate via email to OPP a final accounting of the JV division within NSC (“Final Accounting’).  Opus will have a 30 day period from receipt the Final Accounting to review the books and records and the financial results.  NSC will make back-up documentation available if requested and make staff available to accommodate an on-site visit to review applicable books and records.  Using the methodology preferred by Michael Weiss [(see Tab 2 of the attached XL, Column E, Lines 18-35)], amounts due and owing from the JV to NSC for the months in which the JV incurred a loss shall be netted against the amounts NSC would owe OPP for its 50% share of the net income for the months in which the JV was profitable (adjusted for any amounts previously paid to OPP from NSC and adjusted for any NSC retail “bonus” commissions funded by OPP).  Any net difference shall either be paid by the JV to NSC or NSC to the JV, as the case may be.  Failure to pay by either party shall be deemed a breach of this Agreement by the party required to pay. Alternatively, at OPP’s option in order to avoid any risk of a deemed breach by OPP, a GAAP methodology can be used to determine such net difference [(see Tab 2 of the attached XL, Column C, Lines 18-35)] and OPP can elect to be owed $15,000 as full and final payment through March 31, 2012 If such alternative GAAP is utilized, the JV would not owe NSC or NHLD any further amount through March 31, 2012.  For the sake of clarity, following the Final Accounting by NSC and review by OPP as described above, OPP shall be paid $15,000 or the amount determined to be owed by/due to OPP as calculated above, whichever is greater. The parties acknowledge that this alternative option is contingent on the NSC receiving the $150,000 advisory fee from Manhattan Pharmaceuticals due and owing NSC arising from the activities of the JV through NSC.

4.
The parties agree that they will not solicit or actively recruit any investment banker or brokers from each other during the Veto Period; unsolicited hiring will be permitted provided no cash, accelerated or higher payouts or other similar incentives are offered (directly or indirectly) which are better than or higher than the compensation structure of the investment banker or broker prior to such hiring unless such incentives are to match to a bona fide written offer or proposal from a third party broker dealer.

5.
Grid and Broker Payout: During the Veto Period, for transactions involving an OPP investment banking client offering through the NSC retail network, net (post IB and sales force grid) gross spread shall not be less that 5.5% to the retail network unless agreed upon by OPP; NSC and OPP will split the remaining gross spread 20%/80%, respectively. If the gross spread is greater than 10% (including non-accountable Expense Allocation), OPP has the right to allocate additional economics to the retail network. To the extent that OPP does not allocate the additional economics to the retail network, it will be split 50%/50% between OPP and NSC.  To the extent that a transaction originates from NSC, NSC will receive a portion of the Gross Transaction Fee, not to exceed 0.6% unless otherwise determined by OPN. In this scenario, NSC would act as a selected dealer to OPN in its role as placement agent and all procedures that are normal and customary for NSC in such role would be followed.

6.
If any potential opportunity (including syndication) in Life Sciences which is subject to the Veto described above arises through a communication between NSC and a third party, OPN will be notified promptly upon senior NHLD investment bankers learning of such opportunity. NSC shall promptly upon notification of invitation to participate, bring OPN directly into the conversations with members of the originating firm. OPN and NSC shall jointly be responsible for further discussions regarding the contemplated transaction. To the extent NSC is invited to participate as a selected dealer, co –placement agent or a co-manager of an underwritten offering in a transaction in which diligence is largely complete and the structure and economics have been determined, and NSC is being called upon to provide retail distribution, at OPN’s discretion, it may be branded and processed as an NSC or OPN transaction. All OPN initiated transactions, including public offerings shall be branded on the cover as OPN (provided OPN is a separate BD in the case of a public offering) and in the underwriting section as NSC. Nothing in this paragraph shall require NSC to underwrite any transaction.

7.
Marketing and Non-deal Roadshows:  During the Veto Period, subject to approval and coordination through NSC’s Syndicate Manager, OPP shall be permitted to initiate an invitation for non-deal road shows. In addition, OPN will have the right to continue using the marketing material developed under the JV structure, with revisions as necessary, describing the relationship between OPN and National, as well as information which describe National and its scope of business provided such information has been reviewed and approved by National to ensure its accuracy.

VI.	Miscellaneous:

1.	This Agreement shall be construed, interpreted, governed, and enforced in accordance with the laws of the State of New York.

2.
This Agreement constitutes the only existing and binding agreement of settlement among the Parties, and the Parties acknowledge that there are no other warranties, promises, assurances or representations of any kind, express or implied, upon which the Parties have relied in entering into this Agreement, unless expressly set forth herein.  This Agreement shall not be modified except by written agreement signed by the party against whom modification is sought.

3.
This Agreement shall be binding upon and inure to the benefit of the officers, directors, shareholders, employees, partners, attorneys, affiliates, representatives, spouses, trustees, heirs, successors, and assigns of the Parties.

4.
 Each party warrants (a) that the person executing this Agreement on its behalf has the authority to do so; and (b) that the matters being released pursuant to this Agreement have not been assigned or otherwise transferred to any other person or entity.

5.	The Parties have read and understand the terms of this Agreement, have consulted with their respective counsel, and understand and acknowledge the significance and consequence of each such term.

6.	The Parties hereto agree that they enter into this Agreement after having received full advice from counsel of their choice with respect to this Agreement and all other matters related thereto.

7.	This Agreement may be executed in counterparts, that is, all signatures need not appear on the same copy. All such executed copies shall together constitute the complete Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement to be effective as of the date of the last signature herein.

National Holdings Corporation

By:	/s/ Leonard J. Sokolow	Dated:	4/2/12
Authorized Representative

Opus Point Partners, LLC

By:	/s/ Michael D. Weiss	Dated:	3/30/12
Authorized Representative

With Respect to Article V.1. only:

By:	/s/ Michael D. Weiss	Dated:	3/30/12
Authorized Representative

With Respect to Article V. 2 only: Opus Point Healthcare Innovations Fund, L.P.

By:	/s/ Michael D. Weiss	Dated:	3/30/12
Authorized Representative

Opus Point Healthcare (Low Net) Fund, L.P.

By:	/s/ Michael D. Weiss	Dated:	3/30/12
Authorized Representative

EXHIBIT A

Opus Point Healthcare Innovations Fund, L.P. and its Off-shore equivalent

Opus Point Healthcare (Low Net) Fund, L.P. and its Off-shore equivalent